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                                                                     EXHIBIT 4.2

                           RANGE RESOURCES CORPORATION

                        CERTIFICATE OF DESIGNATION OF THE
                 5.90% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                           RANGE RESOURCES CORPORATION

         Pursuant to Section 151 of the Delaware General Corporation Law

         The undersigned, John H. Pinkerton, President and Chief Executive Officer of Range Resources Corporation, a Delaware corporation (the "COMPANY"), does hereby certify that by unanimous written consent of a duly authorized and appointed committee of the Board of Directors of the Company effective September 15, 2003, the following resolution was duly adopted:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by Article Fourth of the Company's Certificate of Incorporation and delegated to this Committee of the Board of Directors by resolutions duly and validly adopted and approved by the Board of Directors at a special meeting thereof on September 12, 2003, a series of preferred stock of the Company be, and it hereby is, created out of the authorized but unissued shares of the preferred stock of the Company, such series to be designated 5.90% Cumulative Convertible Preferred Stock, to consist of 1,500,000 shares, par value $1.00 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Company's Certificate of Incorporation) as follows:

         1.       Designation and Amount; Ranking.

                  (a) There shall be created from the 10,000,000 shares of preferred stock, par value $1.00 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the "5.90% Cumulative Convertible Preferred Stock," par value $1.00 per share (the "PREFERRED STOCK"), and the number of shares of such series shall be 1,500,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding.

                  (b) The Preferred Stock will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company rank (i) senior to all Junior Stock, (ii) on a parity with all other Parity Stock and (iii) junior to all Senior Stock.
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         2.       Definitions. As used herein, the following terms shall have the following meanings:

                  (1) "ACCRUED DIVIDENDS" shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to but not including such date.

                  (2) "ACCUMULATED DIVIDENDS" shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the first Dividend Payment Date.

                  (3) "AFFILIATE" shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act of 1933, as amended.

                  (4) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

                  (5) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

                  (6) "CHANGE OF CONTROL" shall mean any of the following events: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company; or (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Stock of the Company.

                  (7) "CHANGE OF CONTROL DATE" shall mean the date on which the Change of Control event occurs.

                  (8) "CONVERSION PRICE" shall mean $8.50, subject to adjustment as set forth in Section 8(d).

                  (9) "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

                  (10)     "DTC" or "DEPOSITORY" means The Depository Trust
         Company.

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                  (11)     "DIVIDEND PAYMENT DATE" shall mean March 31, June 30,
         September 30 and December 31 of each year, commencing December 31,
         2003.

                  (12) "DIVIDEND RECORD DATE" shall mean March 15, June 15, September 15 and December 15 of each year.

                  (13) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (14) "HOLDER" or "HOLDER" shall mean a holder of record of the Preferred Stock.

                  (15) "ISSUE DATE" shall mean the original date of issuance of a particular share or particular shares of Preferred Stock.

                  (16) "JUNIOR STOCK" shall mean all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the Original Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

                  (17) "LIQUIDATION PREFERENCE" shall mean, with respect to each share of Preferred Stock, $50.

                  (18) "MARKET VALUE" shall mean the average closing price of the Common Stock for a five consecutive trading day period on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock).

                  (19)     "NYSE" shall mean the New York Stock Exchange, Inc.

                  (20) "OFFICER" means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

                  (21) "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

                  (22) "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

                  (23) "ORIGINAL ISSUE DATE" means the original date of the first issuance of shares of Preferred Stock.

                  (24) "PARITY STOCK" shall mean any class of capital stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of

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         which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

                  (25) "PERSON" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

                  (26) "REDEMPTION DATE" shall mean a date that is fixed for redemption of the Preferred Stock by the Company in accordance with
         Section 4 hereof.

                  (27) "SEC" or "COMMISSION" shall mean the Securities and Exchange Commission.

                  (28) "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  (29) "SENIOR STOCK" shall mean each class of capital stock or series of preferred stock established after the Original Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

                  (30) "SHELF REGISTRATION STATEMENT" shall mean a shelf registration statement, if any, filed with the SEC to cover resales of Transfer Restricted Securities by holders thereof.

                  (31) "TRANSFER AGENT" shall mean Computershare Investor Services LLC, the Company's duly appointed transfer agent, registrar, paying and conversion and dividend disbursing agent for the Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days' prior notice to the Transfer Agent; provided, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.

                  (32) "TRANSFER RESTRICTED SECURITIES" shall mean each share of Preferred Stock (or the shares of Common Stock into which such share of Preferred Stock is convertible) until (i) the date on which such security or its predecessor has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (ii) the date on which such security or predecessor is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

                  (33) "VOTING RIGHTS TRIGGERING EVENT" shall mean the failure of the Company to pay dividends on the Preferred Stock with respect to six or more quarterly periods (whether or not consecutive).

                  (34) "VOTING STOCK" shall mean, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, "CAPITAL STOCK" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

         3.       Dividends.

                  (a) The holders of shares of the outstanding Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, to receive cumulative cash dividends at the rate per annum of 5.90% per share on the Liquidation Preference (equivalent to $2.95 per annum per share), payable quarterly in arrears (the "DIVIDEND RATE"). Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing December 31, 2003) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial dividend period shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of Preferred Stock shall not bear interest.

                  (b) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.

                  (c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless full Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

         Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such other Parity Stock bear to each other.

                  (d) Holders of shares of Preferred Stock shall not be entitled to any dividends on the Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

                  (e) The holders of shares of Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Company's default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on the shares on that Dividend Payment Date. A holder of shares of Preferred Stock on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Company on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above with respect to a voluntary conversion pursuant to Section 8, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

         4. Optional Redemption by the Company. Shares of Preferred Stock shall be redeemable by the Company as provided below.

                  (a) Except as otherwise provided herein, the Company may not redeem any shares of Preferred Stock before September 30, 2007. On or after September 30, 2007, the Company may redeem any or all shares of the Preferred Stock in accordance with this Section 4. Any redemption pursuant to this Section 4 will be made upon not less than 30 days nor more than 60 days notice to the holders of the Preferred Stock, at the following prices per share, together with Accumulated Dividends and Accrued Dividends thereon to, but excluding, the Redemption Date (collectively, the "REDEMPTION PRICE"), if redeemed during the 12-month period beginning September 30:

      Year            Price per Share
      ----            ---------------
      2007               $   51.50
      2008               $   51.20
      2009               $   50.90
      2010               $   50.60
      2011               $   50.30
2012 and thereafter      $   50.00

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

                  (b) In the event the Company elects to redeem shares of Preferred Stock, the Company shall:

                           (i) send a written notice to the Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 35 days before the Redemption Date (unless a shorter period shall be satisfactory to the Transfer Agent).

                           (ii) send a written notice by first class mail to each holder of record of the Preferred Stock at such holder's registered address, not fewer than 30 nor more than 60 days prior to the Redemption Date stating:

                           (1)      the Redemption Date;

                           (2)      the Redemption Price;

                           (3)      the Conversion Price;

                           (4)      the name and address of the Transfer Agent;

                           (5) that shares of Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the Business Day immediately preceding the Redemption Date;

                           (6) that holders who want to convert shares of the Preferred Stock must satisfy the requirements set forth in
                  Section 8 of this certificate;

                           (7) that shares of the Preferred Stock called for redemption must be surrendered to the Transfer Agent to collect the Redemption Price;

                           (8) if fewer than all the outstanding shares of the Preferred Stock are to be redeemed by the Company, the number of shares to be redeemed;

                           (9) that, unless the Company defaults in making payment of such Redemption Price, dividends in respect of the shares of Preferred Stock called for redemption will cease to accrue on and after the Redemption Date;

                           (10)     the CUSIP number of the Preferred Stock; and

                           (11) any other information the Company wishes to present.

                  (c) If the Company gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent funds are legally available, the Company shall, with respect to:

                           (i) shares of the Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC funds sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Preferred Stock; and

                           (ii) shares of the Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Transfer Agent funds sufficient to pay the Redemption Price and shall give the Transfer Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Preferred Stock upon surrender of their certificates evidencing their shares of the Preferred Stock.

                  (d) If on the Redemption Date, DTC and/or the Transfer Agent holds or hold money sufficient to pay the Redemption Price for the shares of Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accrue on those shares of the Preferred Stock called for redemption and all rights of holders of such shares shall terminate except for the right to receive the Redemption Price.

                  (e) Payment of the Redemption Price for shares of the Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Preferred Stock, together with necessary endorsements, to the Transfer Agent at any time after delivery of the notice of redemption.

                  (f) Payment of the Redemption Price for the Preferred Stock shall be made:

                           (i) if book-entry transfer or physical delivery of the Preferred Stock has been made by or on the Redemption
                  Date, on the Redemption Date, or

                           (ii) if book-entry transfer or physical delivery of the Preferred Stock has not been made by or on the Redemption Date, at the time of book-entry transfer or physical delivery of the Preferred Stock.

                  (g) If the Redemption Date falls after a Dividend Record Date and before the related Dividend Payment Date, holders of the shares of Preferred Stock at the close of business on that Dividend Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date. However, the Redemption Price payable on such Redemption Date shall not include any amount in respect of dividends declared and payable on any subsequent Dividend Payment Date.

                  (h) In the case of any partial redemption, the Company shall select the shares of Preferred Stock to be redeemed on a pro rata basis, by lot or any other method that the Board of Directors, in its discretion, deems fair and appropriate. However, the Company may redeem all the shares held by holders of fewer than 100 shares or who would hold fewer than 100 shares as a result of the redemption.

                  (i) Upon surrender of a certificate or certificates representing shares of the Preferred Stock that is or are redeemed in part, the Company shall execute and the Transfer Agent shall authenticate and deliver to the holder, a new certificate of certificates representing shares of the Preferred Stock in an amount equal to the unredeemed portion of the shares of Preferred Stock surrendered for partial redemption.

         5.       Change of Control.

                  (a) Upon the occurrence of a Change of Control, each holder of Preferred Stock shall, in the event that the Market Value for the period ending on the Change of Control Date is less than the Conversion Price, have a one-time option (the "CHANGE OF CONTROL OPTION") to convert all of such holder's outstanding shares of Preferred Stock into fully paid and nonassessable shares of Common Stock at an adjusted Conversion Price equal to the greater of (i) the Market Value for the period ending on the Change of Control Date and
         (ii) $4.43. The Change of Control Option must be exercised, if at all, during the period of not less than 30 days nor more than 60 days commencing on the third Business Day after notice of a Change in Control has been given by the Company in accordance with Section 5(b). In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Company may, at its option, make a cash payment equal to the Market Value for each share of such Common Stock otherwise issuable determined for the period ending on the Change of Control Date. Notwithstanding the foregoing, upon the occurrence of a Change of Control in which (i) each holder of Common Stock receives consideration consisting solely of common stock of the successor, acquiror or other third party (and cash paid in lieu of fractional shares) that is listed on a national securities exchange or quoted on the NASDAQ National Market and (ii) all the Common Stock has been exchanged for, converted into or acquired for common stock of the successor, acquiror or other third party (and cash in lieu of factional shares), and the Preferred Stock becomes convertible solely into such common stock, the Conversion Price will not be adjusted as described in this Section 5(a).

                  (b) In the event of a Change of Control (other than a Change of Control described in the last sentence of Section 5(a)), notice of such Change of Control shall be given, within five Business Days of the Change of Control Date, by the Company by first-class mail to each record holder of shares of Preferred Stock, at such holder's address as the same appears on the books of the Company. Each such notice shall state (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control Option may be exercised (the "EXPIRATION DATE") pursuant to the terms hereof; (iii) the name and address of the Transfer Agent; and (iv) the procedures that holders must follow to exercise the Change of Control Option.

                  (c) On or before the Expiration Date, each holder of shares of Preferred Stock wishing to exercise the Change of Control Option shall surrender the certificate or certificates representing the shares of Preferred Stock to be converted, in the manner and at the place designated in the notice described in Section 5(b), and on such date the cash or shares of Common Stock due to such holder shall be delivered to the Person whose name appears on such certificate or certificates as the owner thereof and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares. Upon surrender (in accordance with the notice described in Section 5(b)) of the certificate or certificates representing any shares to be so converted (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be converted by the Company at the adjusted Conversion Price, if applicable, as described in Section 5(a).

                  (d) The rights of holders of Preferred Stock pursuant to this Section 5 are in addition to, and not in lieu of, the rights of holders of Preferred Stock provided for in Section 8 hereof.

         6.       Voting.

                  (a) The shares of Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

                           (i) If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of shares of Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable (the "VOTING RIGHTS CLASS"), will be entitled at the next regular or special meeting of stockholders of the Company to elect two additional directors of the Company, unless the Board of Directors is comprised of fewer than six directors at such time, in which case the Voting Rights Class shall be entitled to elect one additional director. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.

                           (ii) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 6(a)(i) shall terminate.

                           (iii) At any time when such voting rights shall have vested in holders of shares of the Voting Rights Class, an Officer of the Company may call, and, upon written request of the record holders of shares representing at least twenty-five percent (25%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Company, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 6(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 6(a)(ii) shall be held at such annual meeting of stockholders.

                           (iv) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares of Preferred Stock constituting a majority of the shares of Preferred Stock present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

                           (v) Any director elected pursuant to the voting rights created under this Section 6(a) shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 6(a)(iii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 6, or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 6 shall terminate.

                           (vi) So long as any shares of Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Stock voting or consenting, as the case may be, separately as one class, amend the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

                           (vii) In exercising the voting rights set forth in this Section 6(a), each share of Preferred Stock shall be entitled to one vote.

                  (b) The Company may authorize, increase the authorized amount of, or issue any class or series of Senior Stock, Parity Stock or Junior Stock, without the consent of the holders of Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

         7.       Liquidation Rights.

                  (a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each holder of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference plus Accumulated Dividends and Accrued Dividends thereon in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

                  (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

                  (c) After the payment to the holders of the shares of Preferred Stock of full preferential amounts provided for in this
         Section 7, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

                  (d) In the event the assets of the Company available for distribution to the holders of shares of Preferred Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 7(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

         8.       Conversion.

                  (a) Each holder of Preferred Stock shall have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this
         Section 8, any or all of such holder's shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price (as defined below) then in effect. The Conversion Price initially shall be $8.50, subject to adjustment as set forth in Section 8(c).

                  The conversion right of a holder of Preferred Stock shall be exercised by the holder by the surrender to the Company of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by written notice to the Company in the form of Exhibit A that the holder elects to convert all or a portion of the shares of Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(i). Immediately prior to the close of business on the date of receipt by the Company or its duly appointed Transfer Agent of notice of conversion of shares of Preferred Stock, each converting holder of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder's Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted and cash, in lieu of any fractional shares as provided in Section 8(f); and (ii) exercise the rights to which they are entitled as holders of Common Stock.

                  (b) If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

                  (c) The Conversion Price shall be subject to adjustment as follows:

                           (i) In case the Company shall at any time or from time to time (A) pay a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock (which, for purposes of this Section 8(c) shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Company (other than the issuance of shares of Common Stock in connection with the conversion of preferred stock);
                  (B) subdivide the outstanding shares of Common Stock into a larger number of shares; (C) combine the outstanding shares of Common Stock into a smaller number of shares; (D) issue any shares of its capital stock in a reclassification of the Common Stock; or (E) pay a dividend or make a distribution to all holders of shares of Common Stock (other than a dividend or distribution subject to Section 8(c)(ii)) pursuant to a stockholder rights plan, "poison pill" or similar arrangement and excluding dividends payable on the Preferred Stock then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(c)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (ii) In case the Company shall at any time or from time to time issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Market Value for the period ending on the date of issuance (treating the price per share of any security convertible, or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (I) issuances of such rights, options or warrants if the holder of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock into Common Stock and (II) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of conversion; provided, that if the Company distributes rights or warrants (other than those referred to above in this subparagraph (c)(ii)) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Company, (y) the holder of any Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "CONVERSION SHARES"), a number of rights or warrants to be determined as follows:
                  (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "DISTRIBUTION DATE"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of

                  Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants, and (z) the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

                           (iii) In case the Company shall at any time or from time to time (A) make a pro rata distribution to all holders of shares of its Common Stock consisting of cash (excluding any cash portion of distributions referred to in clause (E) of paragraph (c)(i) above, or cash distributed upon a merger or consolidation to which paragraph (g) below applies); (B) complete a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with
                  (I) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment pursuant to this
                  Section 8(c) has been made and (II) the aggregate amount of any such all-cash distributions referred to in clause (A) above to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer; or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in paragraphs (c)(i), (c)(ii) above or this (c)(iii)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction (x) the numerator of which shall be the Market Value for the period ending on the record date referred to below, or, if such adjustment is made upon the completion of a tender or exchange offer, on the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Company) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such denominator shall not be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Preferred Stock into shares of Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this
                  Section 8(c)(iii) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) In the case the Company at any time or from time to time shall take any action affecting its Common Stock (it being understood that the issuance or sale of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) to any Person at a price per share less than the Conversion Price then in effect shall not be deemed such an action), other than an action described in any of Section 8(c)(i) through Section 8(c)(iii), inclusive, or Section 8(g), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Company in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                           (v) Notwithstanding anything herein to the contrary, no adjustment under this Section 8(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

                           (vi) The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

                  (d) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                  (e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each holder of Preferred Stock a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (f) No fractional shares or securities representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock, whether voluntary or mandatory. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Common Stock on the NYSE (or on such other national securities exchange or automated quotation system on which the Common Stock is then listed for trading or authorized for quotation or, if the Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) at the close of business on the trading day next preceding the day of conversion shall be paid to such holder in cash by the Company.

                  (g) In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a "TRANSACTION"), each share of Preferred Stock then outstanding shall, without the consent of any holder of Preferred Stock, become convertible at any time, at the option of the holder thereof, only into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to any adjustment event. The provisions of this Section 8(g) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The provisions of this Section 8(g) shall be the sole right of holders of Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

                  (h) The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                  (i) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

         9.       Mandatory Conversion.

                  (a) At any time on or after September 30, 2005, the Company shall have the right, at its option, to cause the Preferred Stock, in whole but not in part, to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with
         Section 8(f). The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9(a) only if the closing price of the Common Stock equals or exceeds 140% of the Conversion Price then in effect for at least 20 trading days in any consecutive 30-day trading period on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation), including the last trading day of such 30-day period, ending on the trading day prior to the Company's issuance of a press release announcing the mandatory conversion as described in Section 9(b).

                  (b) To exercise the mandatory conversion right described in Section 9(a), the Company must issue a press release for publication on the Dow Jones News Service prior to the opening of business on the first trading day following any date on which the conditions described in Section 9(a) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company's intention to convert the Preferred Stock. The conversion date will be a date selected by the Company (the "MANDATORY CONVERSION DATE") and will be no more than five days after the date on which the Company issues the press release described in this Section 9(b).

                  (c) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 9(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock;
         (iii) the number of shares of Preferred Stock to be converted; and (iv) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

                  (d) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 9(a) and all rights of holders of such Preferred Stock will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof and cash, in lieu of any fractional shares of Common Stock in accordance with
         Section 8(f). The dividend payment with respect to the Preferred Stock called for a mandatory conversion pursuant to Section 9(a) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 9(a), no payment or adjustment will be made upon conversion of Preferred Stock for Accrued Dividends or for dividends with respect to the Common Stock issued upon such conversion.

                  (e) The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 9(a) unless, prior to giving the conversion notice, all Accumulated Dividends on the Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid in cash.

                  (f) In addition to the mandatory conversion right described in Section 9(a), if there are less than 250,000 shares of Preferred Stock outstanding, the Company shall have the right, at any time on or after September 30, 2007, at its option, to cause the Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the quotient of (i) the Liquidation Preference divided by (ii) the lesser of (A) the Conversion Price then in effect and (B) the Market Value for the period ending on the second trading day immediately prior to the Mandatory Conversion Date, with any resulting fractional shares of Common Stock to be settled in cash in accordance with Section 8(f). The provisions of clauses (b), (c),
         (d) and (e) of this Section 9 shall apply to any mandatory conversion pursuant to this clause (f); provided that (i) the Mandatory Conversion Date described in Section 9(b) shall not be less than 15 days nor more than 30 days after the date on which the Company issues a press release pursuant to Section 9(b) announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion described in
         Section 9(c) will not state the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock.

         10.      Consolidation, Merger and Sale of Assets.

                  (a) The Company, without the consent of the holders of any of the outstanding Preferred Stock, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Preferred Stock had immediately prior to such transaction; and (c) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such transaction complies with this Certificate of Designation.

                  (b) Upon any consolidation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 10(a), the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Preferred Stock.

         11.      SEC Reports.

         Whether or not the Company is required to file reports with the Commission, if any shares of Preferred Stock are outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act. The Company shall supply each holder of Preferred Stock, upon request, without cost to such holder, copies of such reports or other information.

         12. Transfer Restrictions. The shares of Preferred Stock have not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred except (1) to a Person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (2) in a transaction meeting the requirements of Rule 144 under the Securities Act, (3) in accordance with another exemption from the registration requirements of the Securities Act (and based upon opinion of counsel acceptable to the Company), (4) to the Company or any of its subsidiaries, or (5) pursuant to an effective registration statement under the Securities Act, and in each case, in accordance with all applicable securities laws of any State of the United States. The Transfer Agent shall refuse to register the transfer of any shares of Preferred Stock that violates this
Section 12.

         13.      Other Provisions.

                  (a) With respect to any notice to a holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

                  (b) Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

                  (c) The shares of Preferred Stock shall be issuable only in whole shares.

                  (d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

                                      * * *

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 17th day of September, 2003.

                                    RANGE RESOURCES CORPORATION

                                    By: /s/ JOHN H. PINKERTON
                                       ----------------------------------------
                                        John H. Pinkerton
                                        President and Chief Executive Officer

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                          (To be Executed by the Holder
                    in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the "CONVERSION") shares of 5.90% Cumulative Convertible Preferred Stock (the "PREFERRED STOCK"), represented by stock certificate No(s) ________________. (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of Range Resources Corporation (the "COMPANY") according to the conditions of the Certificate of Designation of the Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the "ACT"), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

                   Date of Conversion: _________________________________________

                   Applicable Conversion Price: ________________________________

                   Number of shares of Preferred Stock to be Converted:_________

                   Number of shares of Common Stock to be Issued:(*)____________

                   Signature:___________________________________________________

                   Name: _______________________________________________________

                   Address:(**)_________________________________________________

                   Fax No.:_____________________________________________________
------------
* The Company is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Preferred Stock Certificate(s) to be converted.

** Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

                                                                       EXHIBIT B

                    CERTIFICATE TO BE DELIVERED UPON EXCHANGE
                 OR REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re: 5.90% Cumulative Convertible Preferred Stock (the "PREFERRED STOCK") of Range Resources Corporation (the "COMPANY")

         This Certificate relates to ____ shares of Preferred Stock held in |-| */ book-entry or |-| */ definitive form by _______________ (the "TRANSFEROR").

         The Transferor:

         [-] has requested the Transfer Agent by written order to deliver in exchange for its beneficial interest in the Preferred Stock held by the Depository shares of Preferred Stock in definitive, registered form equal to its beneficial interest in such Preferred Stock (or the portion thereof indicated above); or

         [-] has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

         In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designation relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the "SECURITIES ACT") because */:

         [-] Such Preferred Stock is being acquired for the Transferor's own account without transfer.

         [-] Such Preferred Stock is being transferred to the Company.

         [-] Such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A.

------------------------
* /Please check applicable box.

         [-] Such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

                                     [INSERT NAME OF TRANSFEROR]

                                      by ____________________________________

Date:_________________

                                       B-1